NEWS RELEASE
FOR IMMEDIATE RELEASE
HOUSTON and LONDON, February 3, 2023
LyondellBasell Reports 2022 Earnings
Fourth Quarter 2022 Highlights
•Net Income: $353 million, $427 million excluding identified items(a)
•Diluted earnings per share: $1.07 per share, $1.29 per share excluding identified items
•EBITDA: $792 million, $865 million excluding identified items
•Delivered $1.6 billion of cash from operating activities
•Increased 2030 scope 1 and scope 2 greenhouse gas emission reduction target relative to 2020 levels and established a 2030 scope 3 reduction target to align with science-based guidance
•Advanced plans for plastic waste sorting and recycling facilities in U.S., Germany, India and China
•Began engineering on our first commercial advanced recycling plant utilizing LyondellBasell's proprietary MoReTec technology
•Received EcoVadis Gold Medal for sustainability performance with a 91st percentile ranking among more than 75,000 rated companies

Full Year 2022 Highlights
Strong financial performance from a diverse business portfolio
•Net Income: $3.9 billion, $4.1 billion excluding identified items
•Diluted earnings per share: $11.81 per share, $12.46 per share excluding identified items
•EBITDA: $6.3 billion, $6.5 billion excluding identified items
•Achieved 16% return on invested capital
•Delivered $6.1 billion in cash from operating activities
Launched comprehensive strategy review
•Established new organizational structure to capture value and accelerate sustainable growth
•Formed Circular and Low Carbon Solutions business unit to focus on rapidly growing demand for recycled and renewable-based solutions
•Took decisive action on the business portfolio with new partnerships, progress towards completion of new PO/TBA capacity, and plans to exit the refining business
•Launched value enhancement program targeting $750 million in recurring annual EBITDA by the end of 2025
Delivered strong shareholder returns
•Increased quarterly dividend by 5%; 12th consecutive year of annual dividend growth
•Paid $9.90 per share in regular and special dividends
•Returned $3.7 billion to shareholders in the form of dividends and share repurchases

(a) See “Information Related to Financial Measures” for a discussion of the Company’s use of non-GAAP financial measures and Table 2, Table 3 and Table 4 for reconciliations of these measures to the nearest GAAP measures. “Identified items” include adjustments for lower of cost or market (“LCM”), impairments and refinery exit costs.

Comparisons with the prior quarter, fourth quarter 2021 and year ended 2021 are available in the following table:
Table 1 - Earnings Summary

Millions of U.S. dollars (except share data)	Three Months Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Sales and other operating revenues	$10,206	$12,250	$12,830	$50,451	$46,173
Net income	353	$572	726	3,889	5,617
Diluted earnings per share	1.07	1.75	2.18	11.81	16.75
Weighted average diluted share count	327	327	332	328	334
EBITDA (a)	792	1,108	1,395	6,301	8,689

Excluding Identified Items (a)

Net income	$427	$642	$1,207	$4,102	$6,098
Diluted earnings per share	1.29	1.96	3.63	12.46	18.19
Impairments, pre-tax	—	—	624	69	624
Refinery exit costs, pre-tax	95	92	—	187	—
EBITDA	865	1,192	2,019	6,527	9,313
(a) See “Information Related to Financial Measures” for a discussion of the Company’s use of non-GAAP financial measures and Table 2, Table 3 and Table 4 for reconciliations of these measures to the nearest GAAP measures. “Identified items” include adjustments for lower of cost or market (“LCM”), impairments and refinery exit costs.
LyondellBasell Industries (NYSE: LYB) today announced net income for the fourth quarter 2022 of $353 million, or $1.07 per share. During the quarter, the company recognized identified items of $74 million, net of tax. These items, which impacted earnings by $0.22 per share, were related to costs incurred from plans to exit the refining business. Fourth quarter 2022 EBITDA was $792 million, or $865 million excluding identified items. In addition to the identified items, non-cash LIFO inventory valuation charges impacted pre-tax quarterly results by approximately $90 million.

Full year 2022 net income was $3.9 billion, or $11.81 per share. During the year, the company recognized identified items of $213 million, net of tax. These items, which impacted full year earnings by $0.65 per share, included a non-cash impairment charge related to the sale of our Australian polypropylene business and costs incurred from plans to exit the refining business. Full year 2022 EBITDA was $6.3 billion, or $6.5 billion excluding identified items. In addition to the identified items, full year 2022 EBITDA was further impacted by a $103 million pre-tax pension settlement charge.

“In the fourth quarter, our businesses delivered excellent cash generation which enabled us to confidently advance our strategic priorities to build a stronger and more sustainable future for LyondellBasell. Our strategy development and implementation is proceeding well and has been supported by the creation of the new organizational structure. We aligned our goals for 2030 greenhouse gas emission reductions with science-based guidance by increasing our scope 1 and scope 2 emission reduction target to 42 percent and establishing a new scope 3 reduction target of 30 percent,” said Peter Vanacker, LyondellBasell Chief Executive Officer.

During the fourth quarter, price and margin pressures from new supply, customer destocking and weak demand in petrochemical markets stabilized at levels seen toward the end of the third quarter. The company reduced operating rates to match lower demand and decreased working capital by more than $700 million during the fourth quarter. Lower product prices were partially offset by moderating energy and feedstock costs. Margins for products from LyondellBasell's oxyfuels and refining businesses remained well above typical fourth quarter levels.

“During 2022, LyondellBasell's balanced business portfolio, excellent cash generation and strong, investment-grade balance sheet enabled the company to successfully navigate through challenging market conditions while continuing to provide significant returns for our shareholders,” said Vanacker.

Over the full year, petrochemical markets were pressured by high and volatile energy and feedstock costs as well as softer global demand. The company's Olefins & Polyolefins businesses encountered headwinds from reduced demand in Europe and Asia as well as global capacity additions. Lower consumer demand for durable goods compressed margins for several products in the Intermediates & Derivatives segment. Oxyfuels and refining margins benefited from increased global mobility and favorable markets.

LyondellBasell generated $6.1 billion in cash from operating activities during 2022. The company remains committed to a disciplined approach to capital allocation. In 2022, approximately $1.9 billion was reinvested in the business and $3.7 billion was returned to shareholders through the quarterly dividend, a special dividend and share repurchases.

In 2022, the company launched a comprehensive review of our strategy. Initial strategic actions included the decision to exit the refining business and the sale of the Australian polypropylene business. The Circular & Low Carbon Solutions business unit was created to accelerate progress in capturing value from serving the rapidly growing customer demand for recycled and renewable solutions. Organizational and cultural initiatives are being implemented to increase focus on agility, accountability and value generation. In October, the company introduced a value enhancement program that is expected to generate $750 million in recurring annual EBITDA by the end of 2025. Progress on this program is on track.

OUTLOOK
In January, demand from consumer packaging, oxyfuels and refining markets remained stable. Moderating energy and feedstock costs are providing some offsets to tepid global demand. Nonetheless, challenging market conditions are expected to persist through the first half of 2023. LyondellBasell is aligning production with global demand trends and expects first quarter average utilization rates for the assets operated by the company to be 80% for each of the Olefins & Polyolefins and Intermediates & Derivatives segments. Start-up activities for the new PO/TBA capacity in Houston remain on track for the end of the first quarter 2023. The company expects typical spring and summer seasonal demand improvements and is prepared to leverage any increased economic activity in China as the year progresses.

“LyondellBasell continues on its journey to build a resilient strategy that provides sustainable growth and value for the company, its shareholders and our customers. At our Capital Markets Day on March 14th, we will share our strategy aimed at extending the company's track record of cash generation and strong returns for shareholders,” said Vanacker.

CONFERENCE CALL
LyondellBasell will host a conference call February 3 at 11 a.m. EST. Participants on the call will include Chief Executive Officer Peter Vanacker, Executive Vice President and Chief Financial Officer Michael McMurray, Executive Vice President of Global Olefins and Polyolefins Ken Lane, Executive Vice President of Intermediates and Derivatives and Refining Kim Foley, Executive Vice President of Advanced Polymer Solutions Torkel Rhenman and Head of Investor Relations David Kinney. For event access, the toll-free dial-in number is 1-877-407-8029, international dial-in number is 201-689-8029 or click the CallMe link. The slides and webcast that accompany the call will be available at www.LyondellBasell.com/earnings. A replay of the call will be available from 1:00 p.m. EST February 3 until March 3. The replay toll-free dial-in numbers are 1-877-660-6853 and 201-612-7415. The access ID for each is 13734290.

ABOUT LYONDELLBASELL
As a leader in the global chemical industry, LyondellBasell (NYSE: LYB) strives every day to be the safest, best operated and most valued company in our industry. The company's products, materials and technologies are advancing sustainable solutions for food safety, access to clean water, healthcare and fuel efficiency in more than 100 international markets. LyondellBasell places high priority on diversity, equity and inclusion and is Advancing Good with an emphasis on our planet, the communities where we operate and our future workforce. The company takes great pride in its world-class technology and customer focus. LyondellBasell has stepped up its circularity and climate ambitions and actions to address the global challenges of waste and decarbonization. In 2022, LyondellBasell was named as one of FORTUNE Magazine's “World's Most Admired Companies” for the fifth consecutive year. For more information, please visit www.LyondellBasell.com or follow @LyondellBasell on LinkedIn.

FORWARD-LOOKING STATEMENTS
The statements in this release relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management of LyondellBasell which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. When used in this release, the words “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results could differ materially based on factors including, but not limited to, market conditions, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; uncertainties and impacts related to the extent and duration of the pandemic; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to manage costs; future financial and operating results; benefits and synergies of any proposed transactions; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; our ability to meet our sustainability goals, including the ability to operate safely, increase production of recycled and renewable-based polymers to meet our targets and forecasts, and reduce our emissions and achieve net zero emissions by the time set in our goals; our ability to procure energy from renewable sources; the successful shut down and closure of the Houston Refinery, including within the expected timeframe; our ability to successfully implement initiatives identified pursuant to our value enhancement program and generate anticipated earnings; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and to repay our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2021, which can be found at www.LyondellBasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov. There is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on our results of operations or financial condition. Forward-looking statements speak only as of the date they were made and are based on the estimates and opinions of management of LyondellBasell at the time the statements are made. LyondellBasell does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change, except as required by law.

This release contains time sensitive information that is accurate only as of the date hereof. Information contained in this release is unaudited and is subject to change. We undertake no obligation to update the information presented herein except as required by law.

INFORMATION RELATED TO FINANCIAL MEASURES
This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA, and EBITDA, net income and diluted EPS exclusive of identified items provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation and amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We also present EBITDA, net income and diluted EPS exclusive of identified items. Identified items include adjustments for “lower of cost or market" (“LCM”), impairment and refinery exit costs. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out ("LIFO") inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Fluctuation in the prices of crude oil, natural gas and correlated products from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent interim periods, within the same fiscal year as the charge, as market prices recover. Property, plant and equipment are recorded at historical costs. If it is determined that an asset or asset group’s undiscounted future cash flows will not be sufficient to recover the carrying amount, an impairment charge is recognized to write the asset down to its estimated fair value. In April 2022 we announced our decision to cease operation of our Houston Refinery no later than the end of 2023. In connection with exiting the refinery business, we began to incur costs primarily consisting of accelerated lease amortization costs, personnel related costs, accretion of asset retirement obligations and depreciation of asset retirement costs.

Return on invested capital is a measure commonly used by investors to evaluate the efficiency at which a company's capital is allocated to generate income during a particular period. Return on invested capital means income from continuing operations, adjusted for interest expense, net of tax and items affecting comparability between periods divided by a two-year average of invested capital adjusted for items affecting comparability.

These measures as presented herein, may not be comparable to similarly titled measures reported by other companies due to differences in the way the measures are calculated. This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change.

LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

Additional operating and financial information may be found on our website at www.LyondellBasell.com/investorrelations. These measures as presented herein, may not be comparable to similarly titled measures reported by other companies due to differences in the way the measures are calculated.

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Source: LyondellBasell Industries

Media Contact: Kimberly Windon +1 713-309-7575
Investor Contact: David Kinney +1 713-309-7141

Table 2 - Reconciliations of Net Income to Net Income Excluding Identified Items and to EBITDA Including and Excluding Identified Items
	Three Months Ended			Year Ended
(Millions of U.S. dollars)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income	$353	$572	$726	$3,889	$5,617
add: Identified Items
Impairments, after-tax (a)	—	—	481	69	481
Refinery exit costs, after-tax (b)	74	70	—	144	—
Net income excluding identified items	$427	$642	$1,207	$4,102	$6,098

Net income	$353	$572	$726	$3,889	$5,617
Loss from discontinued operations, net of tax	2	1	5	5	6
Income from continuing operations	355	573	731	3,894	5,623
Provision for income taxes	34	154	135	882	1,163
Depreciation and amortization (c)	334	318	377	1,267	1,393
Interest expense, net	69	63	152	258	510
add: Identified Items
Impairments (a)	—	—	624	69	624
Refinery exit costs (d)	73	84	—	157	—
EBITDA excluding identified items	865	1,192	2,019	6,527	9,313
less: Identified items
Impairments (a)	—	—	(624)	(69)	(624)
Refinery exit costs (d)	(73)	(84)	—	(157)	—
EBITDA	$792	$1,108	$1,395	$6,301	$8,689

(a) The fourth quarter and year ended December 31, 2021 reflects impairment charges related to the Houston Refinery. The year ended December 31, 2022 reflects impairment charges related to the sale of our Australian polypropylene business.
(b) Refinery exit costs, after-tax, include accelerated lease amortization costs of $43 million, $27 million, and $70 million, personnel related costs of $12 million, $37 million, and $49 million, accretion of asset retirement obligations of $2 million, less than $1 million, and $2 million, and depreciation of asset retirement costs of $17 million, $6 million, and $23 million, for the three months ended December 31, 2022 and September 30, 2022, and the year ended December 31, 2022, respectively.
(c) Depreciation and amortization includes depreciation of asset retirement costs of $22 million, $8 million and $30 million expensed during the three months ended December 31, 2022 and September 30, 2022, and the year ended December 31, 2022, respectively, in connection with exiting the Refining business.
(d) Refinery exit costs, include accelerated lease amortization costs of $55 million, $36 million, and $91 million, personnel related costs of $16 million, $48 million, and $64 million and accretion of asset retirement obligations of $2 million, less than $1 million, and $2 million during the three months ended December 31, 2022 and September 30, 2022, and the year ended December 31, 2022, respectively.

Table 3 - Reconciliation of Diluted EPS to Diluted EPS Excluding Identified Items
	Three Months Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Diluted earnings per share	$1.07	$1.75	$2.18	$11.81	$16.75
Add: Identified items
Impairments	—	—	1.45	0.21	1.44
Refinery exit costs	0.22	0.21	—	0.44	—
Diluted earnings per share excluding identified items	$1.29	$1.96	$3.63	$12.46	$18.19

Table 4 - Return on Invested Capital
	Year Ended
(Millions of U.S. dollars)	December 31, 2021	December 31, 2022
Net income		$3,889
Loss from discontinued operations, net of tax		5
Income from continuing operations		3,894
Add:
Interest expense, net		258
Tax effect		(52)
Interest expense, net, after tax		206

Special items effecting comparability:
Refinery exit costs, after tax (a)		144
Total special items		144
Adjusted income from continuing operations		$4,244

Divided by:
Average adjusted invested capital:
Shareholders’ equity	$11,858	$12,615
Long-term debt	11,246	10,540
Long-term operating lease liabilities	1,649	1,510
Current operating lease liabilities	336	344
Current debt:
Current maturities of long-term debt	6	432
Short-term debt	362	349
Invested capital	25,457	25,790
Cumulative effect of adjustments, after tax (b)	927	1,071
Adjusted invested capital	$26,384	$26,861

2-Yr average adjusted invested capital		$26,623
Return on invested capital		16%

(a) Refinery exit costs, after-tax, include accelerated lease amortization costs, personnel related costs, accretion of asset retirement obligations and depreciation of asset retirement costs of $70 million, $49 million, $2 million and $23 million, respectively.
(b) Cumulative effect of adjustments, after tax, includes impairments, after tax, of $446 million, $481 million recognized in 2020 and 2021, respectively, and refinery exit costs, after tax, recognized in 2022.